Exhibit 99.1

Amcor AND BERRY RECEIVE EUROPEAN COMMISSION antitrust approval for combination

Unconditional approval satisfies final regulatory clearance; closing expected April 30, 2025

ZURICH, SWITZERLAND and EVANSVILLE, INDIANA, April 25, 2025 – Amcor plc (“Amcor”) (NYSE: AMCR, ASX: AMC) and Berry Global Group, Inc. (“Berry”) (NYSE: BERY) today announced the European Commission (EC) has granted unconditional approval under the EU Merger Regulation for the previously announced combination of the two companies, satisfying the final regulatory clearance required. In accordance with the merger agreement, this enables the companies to complete the remaining steps towards closing. The transaction is expected to close on April 30, 2025, subject to the satisfaction or waiver of certain other closing conditions.

Amcor plans to announce its financial results for fiscal 2025 third quarter ended March 31, 2025 after U.S. market close on April 30, 2025.

A conference call and webcast to discuss Amcor’s results will be held at 5.30 p.m. U.S. Eastern Daylight Time on Wed., April 30 / 7.30 a.m. Australian Eastern Standard Time on Thurs., May 1. Dial-in details for those wishing to participate have been announced today  and can be found on Amcor.com.

Amcor Investor Relations Contacts

Tracey Whitehead	Damien Bird	Damon Wright
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America
T: +61 408 037 590	T: +61 481 900 499	T: +1 224 313 7141
E: tracey.whitehead@amcor.com	E: damien.bird@amcor.com	E: damon.wright@amcor.com

Amcor Media Contacts

Australia	Europe	North America
James Strong	Ernesto Duran	Julie Liedtke
Managing Director Sodali & Co T: +61 448 881 174 E: james.strong@sodali.com	Amcor Head of Global Communications T: +41 78 698 69 40 E: Ernesto.duran@amcor.com	Amcor Director, Media Relations T: +1 847 204 2319 E: Julie.liedtke@amcor.com

Berry Investor Relations / Media Contact

Dustin Stilwell

VP, Head of Investor Relations

T: +1 812 306 2964

E: ir@berryglobal.com

E: mediarelations@berryglobal.com

About Amcor

Amcor plc is a global leader in developing and producing responsible packaging solutions across a variety of materials for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect products, differentiate brands, and improve supply chains. The Company offers a range of innovative, differentiating flexible and rigid packaging, specialty cartons, closures and services. The company is focused on making packaging that is increasingly recyclable, reusable, lighter weight and made using an increasing amount of recycled content. In fiscal year 2024, 41,000 Amcor people generated $13.6 billion in annual sales from operations that span 212 locations in 40 countries. NYSE: AMCR; ASX: AMC

About Berry

Berry is a global leader in innovative packaging solutions that we believe make life better for people and the planet. We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry-leading talent of over 34,000 global employees across more than 200 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” “commit,” “estimate,” “potential,” “ambitions,” “outlook,” or “continue,” the negative of these words, other terms of similar meaning, or the use of future dates. Such statements, including projections as to the anticipated benefits of the proposed Transaction (as defined herein), the impact of the proposed Transaction on Amcor’s and Berry Global Group Inc.’s (“Berry”) business and future financial and operating results and prospects, and the amount and timing of synergies from the proposed Transaction, are based on the current estimates, assumptions, projections and expectations of the management of Amcor and Berry and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties many of which are beyond Amcor’s and Berry’s control. Neither Amcor nor Berry nor any of their respective directors, executive officers, or advisors, provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur or if any of them do occur, what impact they will have on the business, results of operations or financial condition of Amcor and Berry. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on Amcor’s and Berry’s respective businesses, the proposed Transaction and the ability to successfully complete the proposed Transaction and realize its expected benefits. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger (“Merger Agreement”) in connection with the proposed merger (the “Transaction”) of Amcor and Berry; risk that the conditions to the completion of the proposed Transaction with Berry (including regulatory approvals) are not satisfied in a timely manner or at all; risks arising from the integration of the Amcor and Berry businesses; risk that the anticipated benefits of the proposed Transaction may not be realized when expected or at all; risk of unexpected costs or expenses resulting from the proposed Transaction; risk of litigation related to the proposed Transaction; risks related to the disruption of management’s time from ongoing business operations as a result of the proposed Transaction; risk that the proposed Transaction may have an adverse effect on Amcor’s and Berry’s respective ability to retain key personnel and customers; general economic, market and social developments and conditions; evolving legal, regulatory and tax regimes under which Amcor or Berry operates; potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed Transaction that could affect Amcor’s and Berry’s respective financial performance; changes in consumer demand patterns and customer requirements in numerous industries; the loss of key customers, a reduction in their production requirements, or consolidation among key customers; significant competition in the industries and regions in which Amcor or Berry operates; an inability to expand Amcor’s and Berry’s respective current businesses effectively through either organic growth, including product innovation, investments, or acquisitions; challenging global economic conditions; impacts of operating internationally; price fluctuations or shortages in the availability of raw materials, energy, and other inputs which could adversely affect Amcor’s and Berry’s respective businesses; production, supply, and other commercial risks, including counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract and retain Amcor’s and Berry’s respective global executive teams and Amcor’s and Berry’s respective skilled workforce and manage key transitions; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; physical impacts of climate change; cybersecurity risks, which could disrupt Amcor’s and Berry’s respective operations or risk of loss of Amcor’s and Berry’s respective sensitive business information; failures or disruptions in Amcor’s and Berry’s respective information technology systems which could disrupt Amcor’s and Berry’s respective operations, compromise customer, employee, supplier, and other data; a significant increase in Amcor’s and Berry’s respective indebtedness or a downgrade in Amcor’s and Berry’s respective credit ratings could reduce Amcor’s and Berry’s respective operating flexibility and increase Amcor’s and Berry’s respective borrowing costs and negatively affect Amcor’s and Berry’s respective financial condition and results of operations; rising interest rates that increase Amcor’s and Berry’s respective borrowing costs on Amcor’s and Berry’s respective variable rate indebtedness and could have other negative impacts; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; a failure to maintain an effective system of internal control over financial reporting; an inability of Amcor’s and Berry’s respective insurance policies, including Amcor’s and Berry’s respective use of a captive insurance company, to provide adequate protection against all of the risks Amcor and Berry face; an inability to defend Amcor’s or Berry’s respective intellectual property rights or intellectual property infringement claims against Amcor or Berry; litigation, including product liability claims or litigation related to Environmental, Social, and Governance (“ESG”), matters or regulatory developments; increasing scrutiny and changing expectations from investors, customers, suppliers, and governments with respect to Amcor’s and Berry’s respective ESG practices and commitments resulting in additional costs or exposure to additional risks; changing ESG government regulations including climate-related rules; changing environmental, health, and safety laws; changes in tax laws or changes in Amcor’s and Berry’s respective geographic mix of earnings; and other risks and uncertainties are supplemented by those identified from time to time in Amcor’s and Berry’s filings with the Securities and Exchange Commission (the “SEC”), including without limitation, those described under Part I, “Item 1A - Risk Factors” in Amcor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and Berry’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, each as updated by Amcor’s or Berry’s quarterly reports on Form 10-Q. You can obtain copies of Amcor’s and Berry’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor and Berry do not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.